Exhibit 99.2

To:	CarrAmerica Employees

From:	Tom Carr

Date:	March 6, 2006

Re:	Announcement

Early this morning, before the opening of the New York Stock Exchange, CarrAmerica put out an announcement that an affiliate of The Blackstone Group has agreed to acquire all of the common stock of the company for a price of $44.75 per share. Our Board has accepted this offer and last night I executed documents binding the company. The transaction is expected to close in the second quarter of this year, subject to stockholder approval and other customary closing conditions. Assuming the transaction closes, CarrAmerica will no longer be a publicly traded company.

Making the decision to sell was an extremely arduous process for both the Board, your management team and for me personally. I can certainly understand the shock this may be for you. This is clearly a chapter ending for a part of the company’s life but, I believe, a chance both to fulfill our mission to our stockholders and to begin a new chapter for the company. We do not relish the prospect of dramatic change at the company. However, as a public company, which we have now been for over 13 years, our obligation is to serve the best interests of our stockholders even when it is difficult and uncomfortable. It was clear to us that the offer from Blackstone represented an opportunity for our stockholders that was compelling.

The big message is that the company is not going away in this process, but rather continuing on as a private company instead of a public one. While the transformation to a private company will impact some jobs and some aspects of our business, in many ways the opportunities available to many of our employees could actually expand. Over the next two months we will be working on refining our transition plans, clarifying the impact on each individual at the company, and communicating as much as possible. Our ability to give you specific information will improve over time.

Blackstone is a very large and highly regarded private equity firm based in New York. They have been involved in real estate for many years. Blackstone views the company as a premier collection of people and properties and a valuable platform for future investments in the office sector.

Because of the speed of this process, we are not in a position to answer many of the questions which you will inevitably have upon reading this. We will, however, try to provide you with more information at a 1:00 p.m. ET company conference call today. In addition, all Operating Committee members have been briefed with the most current information so that they can answer your questions as thoroughly as possible.

As we face a major step like this, it is easy to question how we got to this point. My view? This offer is the greatest compliment we could receive. This high price reflects the superb work done by each of you over the years, in spite of recessions, people changes, capital disruptions and a hundred other obstacles. We should all be very proud of our accomplishments.

CarrAmerica Announcement Memo

March 6, 2006

Page Two

I look forward to talking more with you at 1:00 p.m.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving CarrAmerica and affiliates of Blackstone. In connection with the transaction, CarrAmerica will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.

The final proxy statement will be mailed to CarrAmerica stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at CarrAmerica’s Web site, www.carramerica.com, or by contacting Stephen Walsh, Senior Vice President, CarrAmerica, telephone (202) 729-1764.

CarrAmerica and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding CarrAmerica’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.